Exhibit 99.1

Neurobiological Technologies Reports Second Quarter Financial Results

— Conference Call at 10:30 a.m. ET —

Emeryville, CA, Feb. 11, 2008 – Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced financial results for its fiscal second quarter and the six-months ended Dec. 31, 2007.

Revenues for the second quarter of 2007 were $3.7 million compared to $4.0 million in the same quarter last year. Research and development expenses were $7.4 million in the three months ended Dec. 31, 2007 versus $5.7 million in the same period last year.

General and administrative expenses were $1.9 million for the three months ended Dec. 31, 2007 versus $1.6 million in the same period last year.

Net loss for the second quarter ended Dec. 31, 2007 was $6.9 million, or $0.36 per share, compared with a net loss of $3.1 million, or $0.74 per share, for the second quarter of 2006.

Revenues for the first six months of fiscal 2007 were $7.6 million versus $8.8 million in the same period of 2006. Research and development expenses were $12.9 million in the six months ended Dec. 31, 2007 versus $11.5 million in the same period of 2006. General and administrative expenses were $3.6 million for the six months ended Dec. 31 compared to expenses of $3.1 million for the same period in 2006. Net loss for the six months ended Dec. 31, 2007 was $7.8 million, or $0.65 per share, compared to net loss of $5.5 million, or $1.31 per share, for the six-months ended Dec. 31, 2006.

Cash, cash equivalents and total investments were $52.8 million at December 31, 2007.

Paul Freiman, NTII president and chief executive officer stated, “During the quarter, we completed an offering underwritten by Merriman Curhan & Ford that raised $55 million of net proceeds. This will support our Phase 3 clinical trials for Viprinex™. We are pleased that the investors in this offering included existing shareholders, significant new institutional investors and members of our Board of Directors. We continue to invest in our key asset, Viprinex, for acute ischemic stroke currently in two Phase III clinical trials. We believe Viprinex has the potential to double the treatment window over the current approved drug, while at the same time reducing the major side effects of fibrinolytics, namely, symptomatic intracranial hemorrhage.”

Freiman continued: “I am also very pleased Dr. Warren Wasiewski, who joined NTII in February 2007 as Vice President, Clinical Programs was promoted to Chief Medical Officer of NTII with primary responsibility for running the clinical trial program for Viprinex. Dr. Wasiewski is a Board Certified Pediatric Neurologist with an extensive clinical career. Prior to joining NTII, he worked at AstraZeneca where he was Sr. Medical Director of clinical research CNS/Emerging Products. At AstraZeneca, Dr. Wasiewski had responsibility for running the global SAINT trials for AstraZeneca’s neuroprotectant drug candidate.”

About Viprinex Phase 3 Trial Program

Viprinex is an investigational agent with multiple novel mechanisms of action that appear to have the potential to expand the treatment window for treating acute ischemic stroke with a lower risk of intracranial bleeding. The only approved agent to treat stroke is required to be given within the first three hours of stroke symptoms primarily due to increased bleeding risk beyond that window. This time limit has been a barrier to receiving care and improving outcomes and quality of life for stroke patients. Previous large Phase III trials have demonstrated that Viprinex may be effective and appears to be well tolerated for acute ischemic stroke.

Conference Call Information

NTI will webcast its quarterly financial results and host a conference call on Monday, February 11, 2007 at 10:30 a.m. (ET), 7:30 a.m. (PT). Dial-in number (877) 857-6147 (U.S. and Canada) and 719-325-4822 (International). The live webcast can be accessed by going to http://investor.shareholder.com/ntii/events.cfm. A playback of the conference call will be available from 1:30 p.m. (ET) on February 11, 2007 through 11:59 p.m. (ET) on February 15, 2007. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 3898964.

About Neurobiological Technologies, Inc.

NTI is a biopharmaceutical company focused on developing novel agents for central nervous system conditions. The Company’s most advanced product candidate is Viprinex (ancrod), a novel multi-targeted agent currently undergoing pivotal Phase 3 clinical testing for the potential treatment of acute ischemic stroke, one of the most prevalent, debilitating and costly diseases in the world for which there are few acceptable treatment options.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding the timing for completion of clinical trials, obtaining approval for Viprinex, our levels of future expenditures and capital resources and our need to raise additional capital to fund our operations, as well as other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We undertake no obligation to update these forward-looking statements.

Contacts:
Investors:	Craig W. Carlson, VP & CFO, Neurobiological Technologies, Inc. (510) 595-6000
or
Walter Kass, Cordon Partners, LLC
212-300-4708

Media:	Susan Thomas, WeissComm Partners, Inc.
(415) 946-1079

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
REVENUES
Technology sale and collaboration services	$1,559,937	$2,365,243	$3,479,294	$5,556,915
Royalty	2,103,186	1,655,052	4,083,629	3,244,115

Total revenues	3,663,123	4,020,295	7,562,923	8,801,030

EXPENSES
Research and development	7,416,295	5,680,680	12,876,721	11,539,139
General and administrative	1,912,276	1,565,672	3,571,071	3,059,321

Total expenses	9,328,571	7,246,352	16,447,792	14,598,460

Operating loss	(5,665,448)	(3,226,057)	(8,884,869)	(5,797,430)
Investment income	451,887	115,728	479,746	269,365
Interest expense, including non-cash amortization of discount on notes of $ 1,748,268 and $ 2,336,097.	(1,846,385)	—	(2,478,597)	—
Non-cash gain on change in fair value of warrants	176,849	—	3,079,130	—

NET LOSS	$(6,883,097)	$(3,110,329)	$(7,804,590)	$(5,528,065)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.36)	$(0.74)	$(0.65)	$(1.31)

Shares used in basic and diluted net loss per share calculation	19,312,845	4,222,654	12,042,296	4,222,643

SELECTED BALANCE SHEET DATA

	December 31, 2007	June 30, 2007
	(unaudited)	(1)
Cash and cash equivalents & investments	$52,791,000	$8,904,000
Working capital	43,691,000	(3,974,000)
Total assets	54,005,000	10,921,000
Accumulated deficit	(117,074,000)	(109,269,000)
Stockholders’ equity (deficit)	27,817,000	(22,093,000)

(1)	Derived from audited financial statements